As filed with the Securities and Exchange Commission on November 25, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4477465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 Farm Credit Drive, Suite 2300 McLean, Virginia	22102-5011
(Address of principal executive offices)	(Zip Code)

2009 Performance Incentive Plan

(Full title of the plan)

John Hillen Chief Executive Officer Global Defense Technology & Systems, Inc. 1501 Farm Credit Drive, Suite 2300 McLean, Virginia 22102-5011 (703) 738-2840	Copy to: Jeffrey B. Grill, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, NW Washington, DC (202) 663-8000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a
smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
- Outstanding under 2009 Performance Incentive Plan	492,127(3)	$10.65(4)	$5,241,152.55	$292.46
- To be issued under 2009 Performance Incentive Plan	507,873	$13.15(5)	$6,678,529.95	$372.66

(1)	Represents the maximum number of shares of Common Stock of the Registrant currently authorized to be issued pursuant to the Global Defense Technology & Systems, Inc. 2009 Performance Incentive Plan (the “Plan”), except that it does not include the additional shares of Common Stock to be issued pursuant to the Plan as of the beginning of each of fiscal year of the Registrant, which shall be equal to the lesser of (i) 1.5% of the Registrant’s shares of outstanding Common Stock, (ii) 125,000 shares of Common Stock and (iii) an amount determined by the administrator of the Plan.
(2)	Pursuant to Rule 416, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Represents 492,127 shares of common stock issuable upon exercise of options granted under the SFA, Inc. 2007 Option Plan (the “SFA Plan”) and assumed under the Plan. To the extent outstanding awards under the SFA Plan are forfeited or lapse unexercised and which following the date of the Plan are not issued under the SFA Plan, the shares of common stock subject to such awards will be available for future issuance under the Plan.
(4)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose calculating the registration fee. The price per share represents the weighted average exercise price for outstanding options under the Plan.
(5)	Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average high and low prices of the Common Stock on November 24, 2009, as reported on the Nasdaq Global Market.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the 2009 Performance Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Prospectus, dated November 19, 2009, initially filed by the Registrant pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-161719) filed with the Commission on September 3, 2009, which contains the audited financial statements of the Registrant.

(b) The description of the Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A filed on November 16, 2009, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws further provide for the indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant’s officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the face that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item. 8.	Exhibits

Exhibit No.	Description

4.1+	SFA, Inc. 2007 Stock Option Plan (1)

4.2+	Form of SFA, Inc. 2007 Stock Option Plan Agreement (1)

4.3+	2009 Performance Incentive Plan (2)

4.4+	Form of 2009 Performance Incentive Plan Stock Option Agreement (1)

4.5+	Form of 2009 Performance Incentive Plan Restricted Stock Agreement (1)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP (2)

23.1	Consent of PricewaterhouseCoopers LLP (Successor) (2)

23.2	Consent of PricewaterhouseCoopers LLP (Predecessor) (2)

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page).

(1)	Previously filed as exhibits to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-161719) dated and filed October 7, 2009.
(2)	Filed herewith.
+	Management Contract or Compensatory Plan or Arrangement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on November 25, 2009.

Global Defense Technology & Systems, Inc.

By:	/S/ JOHN HILLEN
John Hillen Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN HILLEN John Hillen	President and Chief Executive Officer (Principal Executive Officer)	November 25, 2009

/S/ JAMES P. ALLEN James P. Allen	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Accounting Officer)	November 25, 2009

/S/ RONALD C. JONES Ronald C. Jones	Executive Vice President, Corporate Development and Director	November 25, 2009

* Thomas R. Wilson	Director	November 25, 2009

* Jacques S. Gansler	Director	November 25, 2009

* John Devine	Director	November 25, 2009

* A. Damian Perl	Director	November 25, 2009

Eric Rangen	Director	November 25, 2009

*By:	/S/ JOHN HILLEN
John Hillen Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1+	SFA, Inc. 2007 Stock Option Plan (1)

4.2+	Form of SFA, Inc. 2007 Stock Option Plan Agreement (1)

4.3+	2009 Performance Incentive Plan (2)

4.4+	Form of 2009 Performance Incentive Plan Stock Option Agreement (1)

4.5+	Form of 2009 Performance Incentive Plan Restricted Stock Agreement (1)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP (2)

23.1	Consent of PricewaterhouseCoopers LLP (Successor) (2)

23.2	Consent of PricewaterhouseCoopers LLP (Predecessor) (2)

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page).

(1)	Previously filed as exhibits to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-161719) dated and filing October 7, 2009.
(2)	Filed herewith.
+	Management Contract or Compensatory Plan or Arrangement.